Exhibit 107
Calculation of Filing Fee Tables

FORM S-3
(Form Type)

ZYMERGEN INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share					—	—
	Equity	Preferred Stock, par value $0.001 per share					—	—
	Debt	Debt Securities					—	—
	Equity	Depositary Shares					—	—
	Other	Warrants					—	—
	Other	Purchase Contracts					—	—
	Other	Units					—	—
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	457(o)	(1)	(2)	$200,000,000	$$92.70 per $1,000,000	$18,540
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	—		—
	Total Offering Amounts					$200,000,000	$$92.70 per $1,000,000	$18,540
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$18,540
(1) The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) depositary shares, (e) warrants to purchase common stock, preferred stock, debt securities or depositary shares of the registrant, (f) purchase contracts, and (g) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(2) The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.F. and the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $200,000,000.